As filed with the Securities and Exchange Commission on February 3, 2016                                                       Registration No. 333-148223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1

EAU TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	84-0654478
(State of Incorporation)	(I.R.S. Employer Identification No.)
1890 Cobb International Blvd., Suite A Kennesaw, Georgia 30152
(Address of Principal Executive Offices, including Zip Code)
EAU Technologies, Inc. Nonqualified Stock Options
(Full Title of the Plans)
Douglas W. Kindred Chief Executive Officer 1890 Cobb International Blvd., Suite A Kennesaw, Georgia 30152
(Name and Address of Agent for Service)
With a copy to:
Robert F. Dow, Esq. Arnall Golden Gregory LLP 171 17th Street, NW Suite 2100 Atlanta, Georgia 30363

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-8, Registration No. 333-148223 (the "Registration Statement"), of EAU Technologies, Inc. (the "Company"), which was filed with the Securities and Exchange Commission and became effective on December 20, 2007.  The Registration Statement registered 1,447,500 shares of the Company's common stock, par value $0.001 per share ("Common Stock"), for sale pursuant to the Nonqualified Stock Options, as amended.

The offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration 1,447,500 shares of the Common Stock registered, but unsold, under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on this 3rd day of February, 2016.

EAU Technologies, Inc.
By: /s/ Brian D. Heinhold
Brian D. Heinhold
Chief Financial Officer